Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE
OCTOBER 5, 2016

CHESAPEAKE ENERGY CORPORATION’S RECENT TRANSACTIONS SIGNIFICANTLY IMPROVE CAPITAL STRUCTURE

OKLAHOMA CITY, October 5, 2016 - Chesapeake Energy Corporation (NYSE:CHK) today provided an update on the significant improvements in its capital structure following recent transactions. Today, the company closed a private placement of $1.25 billion of unsecured convertible senior notes, with a provisional call feature that will give Chesapeake an opportunity to convert the debt to equity in three years if the company’s stock trades above 130% of the conversion price for a specified period. The company’s cash on hand as of September 30, and pro forma for the convertible debt issuance, was approximately $1.0 billion with no borrowings on its revolving bank credit facility.

Additionally, today the company closed privately negotiated purchase and exchange agreements under which the company exchanged approximately 110.3 million shares of its common stock for (i) 134,000 shares of 5.00% Cumulative Convertible Preferred Stock (Series 2005B), (ii) 606,271 shares of 5.75% Cumulative Convertible Preferred Stock and (iii) 553,007 shares of 5.75% Cumulative Convertible Preferred Stock (Series A). This amount of preferred stock represents approximately $1.2 billion of liquidation value, which was exchanged at a discount of over 40 percent. As a result of these exchange transactions, the company’s common shares currently outstanding are approximately 886 million, before giving effect to future dilution from convertible securities.

Chesapeake Chief Executive Officer Doug Lawler commented, “Through the transactions that closed today, we have substantially improved our capital structure. The issuance of the new unsecured convertible notes, plus the significant reduction in our preferred stock at a deep discount, results in additional liquidity and less preferred equity and is accretive to our capital structure. With the cash proceeds from the convertible note offering, we have taken measures to provide excess liquidity to address the remaining maturities of our debt through 2018, before any incremental proceeds from the potential asset sales that we are currently working. These transactions represent major steps toward reaching our financial goals of $2-3 billion of debt reduction and growing production within free cash flow. We continue to make great progress in simplifying the balance sheet and reducing the overall cost of financing, and we remain intently focused on further reductions to our operating and capital cost structure.”

Headquartered in Oklahoma City, Chesapeake Energy Corporation's (NYSE: CHK) operations are focused on discovering and developing its large and geographically diverse resource base of unconventional oil and natural gas assets onshore in the United States. The company also owns oil and natural gas marketing and natural gas gathering and compression businesses.

INVESTOR CONTACT:	MEDIA CONTACT:	CHESAPEAKE ENERGY CORPORATION
Brad Sylvester, CFA	Gordon Pennoyer	6100 North Western Avenue
(405) 935-8870	(405) 935-8878	P.O. Box 18496
ir@chk.com	media@chk.com	Oklahoma City, OK 73154

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than statements of historical fact. They include statements that give our current expectations or forecasts of future events, including the expected benefits and accretive nature of the convertible note offering and exchange transactions, reductions to our operating and capital cost structure, excess liquidity to address debt maturities, potential asset sales, and our ability to further reduce debt and grow production with free cash flow, and the assumptions on which such statements are based. Although we believe the expectations and forecasts reflected in the forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate or changed assumptions or by known or unknown risks and uncertainties.
Factors that could cause actual results to differ materially from expected results include those described under "Risk Factors" in Item 1A of our annual report on Form 10-K and any updates to those factors set forth in Chesapeake's subsequent quarterly reports on Form 10-Q or current reports on Form 8-K (available at http://www.chk.com/investors/sec-filings). These risk factors include the volatility of oil, natural gas and NGL prices; write-downs of our oil and natural gas carrying values due to declines in prices; the limitations our level of indebtedness may have on our financial flexibility; the availability of operating cash flow and other funds to finance reserve replacement costs; our ability to replace reserves and sustain production; uncertainties inherent in estimating quantities of oil, natural gas and NGL reserves and projecting future rates of production and the amount and timing of development expenditures; our ability to generate profits or achieve targeted results in drilling and well operations; leasehold terms expiring before production can be established; commodity derivative activities resulting in lower prices realized on oil, natural gas and NGL sales; the need to secure derivative liabilities and the inability of counterparties to satisfy their obligations; adverse developments or losses from pending or future litigation and regulatory proceedings, including royalty claims; charges incurred in response to market conditions and in connection with actions to reduce financial leverage and complexity; drilling and operating risks and resulting liabilities; effects of environmental protection laws and regulation on our business; legislative and regulatory initiatives further regulating hydraulic fracturing; our need to secure adequate supplies of water for our drilling operations and to dispose of or recycle the water used; federal and state tax proposals affecting our industry; potential OTC derivatives regulation limiting our ability to hedge against commodity price fluctuations; impacts of potential legislative and regulatory actions addressing climate change; competition in the oil and gas exploration and production industry; a deterioration in general economic, business or industry conditions; negative public perceptions of our industry; limited control over properties we do not operate; pipeline and gathering system capacity constraints and transportation interruptions; cyber attacks adversely impacting our operations; and interruption in operations at our headquarters due to a catastrophic event.
We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update any of the information provided in this release or the accompanying Outlook, except as required by applicable law.